EXHIBIT 14.1

CODE OF BUSINESS ETHICS

Code Of Business Ethics

Policy

It is the policy of Applied Imaging (together with its subsidiaries and affiliates worldwide, the “Company”), to conduct all aspects of its business with the highest moral, legal, and ethical principles. In that regard, all directors, officers and employees (collectively referred to herein as “Employees”) shall, to the best of their knowledge, ability and, as applicable, given their roles within the Company, adhere to, comply with and advocate the principles set out in this code of ethics (the “Code”) governing their professional and ethical conduct in the fulfillment of their responsibilities.

The Company must maintain an environment where every Employee believes that the integrity and reputation of the Company should never be compromised and that unethical actions are not acceptable.

It is the Company’s intention that the Code be the Company’s written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

Policy Guidelines

1.        Compliance with Laws

The Company will transact its business in compliance with the letter and the spirit of the laws of all jurisdictions in which it does business. In any instance where the laws are difficult to interpret, or where there may appear to be some conflict with our principles, management should seek legal advice from our Corporate Counsel.

2.        Relationships with Customers and Suppliers

Sales and purchases by the Company shall be based on price, product quality, and service, including the consistency and dependability of basic customer or supplier relationships.

Prime consideration should be given to the Company’s interests while developing and enhancing long-term mutually productive relationships with customers and suppliers.

No Employee, nor any Employee’s immediate family member, shall:

a)	accept money, gifts of other than nominal value, unusual entertainment, loans or any other preferential treatment from any customer or supplier of the Company, or any Employee or Employee family member of a customer or supplier; or

b)	give money, gifts of other than nominal value, or unusual entertainment to any customer or supplier of the Company, or any Employee or Employee family member of a customer or supplier.

Code Of Business Ethics

3.        Relationships with Employees

Each Employee’s conduct must demonstrate respect for the worth and dignity of each other. Applied Imaging not only provides jobs but also endeavors to offer satisfying careers in a healthy, safe, harassment-free and alcohol-free and drug-free work environment. All Employees must therefore operate under sound personnel practices and policies, which are characterized by fairness and equity to all.

4.        Comments About Others

All Employees are to exercise professional discretion when making any comments about our competitors, customers, suppliers, or current and former Employees. Such comments should be factual while avoiding disparaging remarks.

5.        Relationships with Competitors

All Employees must work vigorously to outperform our competition. However, each Employee will use only those means that are legal and fair to achieve this competitive advantage. Employees must be aware that activities such as agreements or understandings with a competitor concerning prices, terms of sale, production volume or allocation of product markets are illegal in virtually all jurisdictions in which the Company does business.

6.        Conflict of Interest

Employees are not to allow themselves to be placed in a position where a conflict of personal interests and Company interests may exist, or appear to exist.

Conflicts can arise in many situations. They occur most often in cases where the Employee, or a member of his or her immediate family, obtains some personal benefit at the expense of the Company’s best interests. Each Employee is expected to avoid any activity, investment, or association which interferes with the independent exercise of his or her judgment in the Company’s best interest. Generally, an Employee may not sell services or products as an individual or as part of another firm if Applied Imaging offers similar services or products.

7.        Confidential and Proprietary Information

Employees who have any information, which is confidential and proprietary to the Company, shall not make unauthorized disclosures of that information outside the Company, either during or after employment. (See Section V. A of the Company’s Employee Handbook)

Employees are not to attempt to acquire a competitor’s trade secrets or other proprietary or confidential information through dishonest, improper or illegal means.

Code Of Business Ethics

8.        Trading in Applied Imaging Stock

The use of what is called “inside” information when trading in or recommending Company securities is illegal. “Inside” information means information which has not been publicly disclosed, and which, if publicly known, might affect a reasonable investor’s decision to buy or sell the Company’s stock. No Employee should disclose inside information to persons outside the Company, including spouses, relatives and others, or to persons inside the Company who do not have a need to know such information in connection with their duties as Employees.

Employees possessing inside information must refrain from trading in or recommending purchase or sale of Company stock until there has been full public disclosure of such information through properly authorized corporate channels. Employees should refrain from initiating transactions that would appear to be based on inside information. Any Employee who is considering a stock transaction should consult with an officer of the Company if he or she feels there may be a question regarding public disclosure of information.

9.        Political Contributions

The laws governing contributions to political campaigns and candidates vary throughout the world. In many jurisdictions law prohibits the Company from making any contributions or expenditures in connection with an election, as well as engaging in any activity that furnishes something of value to an election campaign.

Prohibited as a matter of Company policy are indirect contributions of Company funds made either through a third person or entity, or through an Employee who receives or expects to receive reimbursement out of Company funds.

Employees are encouraged to participate in the political process and are free to make personal campaign contributions. However, Company funds or resources shall not be used directly or indirectly for contribution to political parties or candidates, even where permitted by local law, without specific prior approval by the Corporate Counsel and then only with the consent of the Chief Executive Officer.

Under certain circumstances, the Company may support legislation or ballot measures which affect the welfare of the Company its Employees and shareholders or the community in which the Company operates. Use of the Company’s name for these purposes requires prior approval by the Board of Directors of the Company.

No Employee may, on behalf of the Company, request assistance, outside the normal contracting process, of any elected representative or government officer without prior approval of the Chief Executive Officer.

10.        Payment or Other Benefits to Government Officials

The laws of various jurisdictions strictly prohibit giving, offering, or promising anything of value to any public official (or to any other person if there is reason to know that this person will transfer the gift to a public official) to influence any official act, or to cause an official to commit or omit any act in violation of his or her lawful duty. Accordingly, Employees are prohibited from engaging in such activities.

Code Of Business Ethics

11.        Accounting Standards

The Company shall keep and maintain its accounting records in such a manner that accurately and fairly reflect the transactions and dispositions of the assets of the Company in reasonable detail. All assets, liabilities, revenues, and expenses shall be recorded in the regular books and records of the Company. All transactions shall be supported by documents that fully describe the purpose of the transaction. A system of internal controls shall be developed and maintained to monitor the adherence to these standards.

12.        Specific Obligations for Financial Reporting

As a public company, Applied Imaging is required to follow strict accounting principles and standards, to report financial information accurately, completely and on a timely basis to the SEC, shareholders and other interested parties. This is supported by appropriate internal controls and processes to ensure that accounting and financial reporting complies with the law. All of us in Applied Imaging must comply with these requirements.

The rules for accounting and financial reporting require the proper recording of, and accounting for, revenues, expenses, assets and liabilities. Therefore, Employees must accurately and completely record and report all information, and must not assist anyone to record or report any information inaccurately or in a way that could be misleading.

The Finance Department bears a special responsibility in this task. The Chief Executive Officer, Chief Financial Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair, complete and timely reporting of Applied Imaging’s financial results and condition.

Because of this special role, the Chief Executive Officer, Chief Financial Officer and all members of Applied Imaging’s Finance Department are bound by the Company’s Code of Business Ethics as well the following Financial Code of Ethics, and each such person will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.
•	Ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications
•	Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies
•	Achieve responsible use of and control over all assets and resources employed by the Company.

Violations of laws associated with accounting and financial reporting can result in fines, penalties, and imprisonment, and can lead to a loss of public faith in a company. All Employees are required to report, or cause to be reported, any such perceived violations. Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, up to and including termination of employment.

Code Of Business Ethics

13.        Disclosure, Reporting and Whistle Blower Protection

All Applied Imaging Employees are required to report all evidence of activity by an Applied Imaging department or Employee that may constitute a violation of this Code, any policy outlined the Employee Handbook or any potential illegal or unlawful activity, including:

•	Harassment
•	Discrimination
•	Conflicts of interest
•	Insider trading
•	Fraud
•	Financial reporting and disclosure concerns
•	Accounting controls and procedures
•	Other potential improper activities

The report of any perceived violation can be either orally or in writing to the Employee’s immediate supervisor or to someone higher in the management structure, or to the Company’s hotline for reporting such issues.

Any Applied Imaging Employee who in good faith reports such a violation will be protected from threats of retaliation, discharge, or other types of discrimination including but not limited to compensation or terms and conditions of employment that are directly related to the disclosure of such reports. In addition, no Employee may be adversely affected because the Employee refused to carry out a directive that, in fact, constitutes corporate fraud or is a violation of State or Federal law or is a violation of the Company’s Code of Business Ethics.

Any Employee who wants to report evidence of an alleged violation of the Company’s Code of Business Ethics or other improper activity should contact his/her immediate supervisor, or the supervisor’s manager. In instances where the Employee is not satisfied with the supervisor or manager’s response, or is uncomfortable for any reason addressing such concerns to their supervisor or the manager of such supervisor, the Employee may contact the Chief Executive Officer or Chief Financial Officer of the Company.

If the Employee is uncomfortable for any reason contacting an Executive Officer, the Employee may utilize the Company’s hotline for reporting such issues at www.mysafeworkplace.com or 1-800-461-9330 (U.S.) From outside the U.S., Employees should call collect (reverse the charges) to the U.S. at 720-514-4400. Employees are encouraged to provide as much specific information as possible to “mysafeworkplace.com” including names, dates, places, and events that took place, the Employee’s perception of why the incident(s) may be a violation, and what action the Employee recommends be taken. The Employee may chose to report any perceived violations to “mysafeworkplace.com” anonymously either in writing or by telephone. Employees who choose to identify themselves will receive a reply to their report within 10 working days or as soon as practicable thereafter.

Code Of Business Ethics

The Company will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior or other matters of concern under the Code.

14.        Responsibility and Implementation

Each manager shall discharge the responsibilities of his or her job in full compliance with the Code. The manager shall also make them known to all personnel under his or her direction and be responsible for their compliance. Ultimately, it is the responsibility of every individual in the Company to carry out these policies.

At least once annually, managers shall review their actions and policies to comply with the Code of Business Ethics Policy and with other more specific standards of business conduct within their areas of management.

15.        Breach of Ethics Policy

All Employees are expected to behave in a professional, ethical, and exemplary fashion. There may be occasions, however, when an individual’s actions are determined to be in conflict with this Code, and, in most of these cases, that individual will first be notified to cease such conduct. Failure to cease such conduct will subject the individual to disciplinary action, which may include termination of employment. Behavior that constitutes a serious breach of this Code may lead directly to immediate suspension or termination of employment.

The Board of Directors shall promptly determine, or designate appropriate persons (including, if so determined by the Board, the Audit Committee) promptly to determine appropriate actions to be taken in the event of violations of the Code by any Employee. In determining what actions are appropriate in a particular case, the Board (or its designee) shall act consistently and shall take into account relevant information including the nature and severity of the violation, whether the violation was a single occurrence or a series of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the Employee in question had committed other violations in the past.

If the Board or the Audit Committee believes that standards for compliance with the Code are not objective, or that the process for determining violations is not fair or that the Code is not conducive to prompt and consistent enforcement, or that the protection for persons reporting questionable behavior pursuant to the Code is inadequate (either under the Code or under the Company’s other policies), the Board shall adopt, or the Audit Committee shall recommend to the Board for adoption appropriate changes to the Code or other Company policies.